Exhibit 5.1

April 2, 2014

MERCER INTERNATIONAL INC.

Suite 1120

700 West Pender Street

Vancouver, British Columbia

Canada V6C 1G8

Re:	Mercer International Inc. – Registration Statement No. 333-185246; 8,050,000 Shares of Common Stock, $1.00 Par Value Per Share.

Ladies and Gentlemen:

We have acted as United States counsel to Mercer International Inc., a Washington corporation (the “Company”), in connection with the issuance of 8,050,000 shares of common stock, $1.00 par value per share of the Company (the “Shares”) under the Registration Statement on Form S-3, File No. 333-185246 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 3, 2012, and related prospectus, dated December 3, 2012, as supplemented by a preliminary prospectus supplement, dated March 24, 2014, and the final prospectus supplement, dated March 27, 2014, filed with the Commission under its Rule 424(b) (together, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

I.

In our capacity as counsel for the Company, we have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinions hereinafter expressed. In such examination, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies, and the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

MERCER INTERNATIONAL INC.

April 2, 2014

II.

Based upon the forgoing and subject to the assumptions, qualifications, exclusions and other limitations set forth herein, assuming the Shares are issued and sold as contemplated by the Registration Statement and the Prospectus, we are of the opinion that the Shares will be validly issued, fully paid and nonassessable.

III.

This opinion is limited to the federal laws of the United States of America and the Washington Business Corporations Act as in effect as of the date of this letter, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

IV.

We hereby consent to the reference to this firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated April 2, 2014, and its incorporation by reference into the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Davis Wright Tremaine LLP